Gemalto
Presenters: Olivier Piou, Jacques Tierny
Thu 23 Oct 2008
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The tender offers described here, which have not yet commenced, will be made for the shares, ADSs and convertible bonds (OCEANEs) of Wavecom. This transcript is not an offer to buy or the solicitation of an offer to sell any Wavecom securities. The solicitation and the offer to buy the shares, ADSs and convertible bonds of Wavecom will be made only pursuant to the offer to purchase and related materials that Gemalto has filed with the French Autorité des marchés financiers (“ AMF ”) as a note d’information only at the time of the launching of the offer pursuant to French laws and regulations, and the Tender Offer Statement on Schedule TO Gemalto intends to file with the U.S. Securities and Exchange Commission (the “ SEC ”). Wavecom security holders and other investors should read carefully such offer materials prior to making any decisions with respect to the tender offers because these documents contain, or will contain, important information, including the terms and conditions of the tender offer. Wavecom security holders and other investors will be able to obtain copies of these tender offer materials and any other documents filed with the AMF from the AMF’s website ( http://www.amf-france.org. ), and with the SEC, from the SEC’s website ( http://www.sec.gov ), in each case without charge. Such materials filed by Gemalto will also be available for free at Gemalto’s website ( http://www.gemalto.com ).
Gemalto
Presenters: Olivier Piou, Jacques Tierny
Thursday 23rd October 2008
15h00 CET
Operator: Please stand by, this is Premiere Global Services, we’re about to begin. Good afternoon ladies and gentlemen and welcome to today’s Gemalto Third Quarter Revenues Conference Call. For your information this conference is being recorded. At this time I would like to turn the conference over to your host today, Mr. Olivier Piou, CEO of Gemalto. Please go ahead sir.
Olivier Piou: Thank you Camille and thank you all for joining us today. I hope you have the same fantastic day that we have here in Paris wherever you are. I’m Olivier Piou, the CEO of Gemalto and with me today we have Jacques Tierny, our CFO; and Vincent Biraud, our Investor Relations Officer. I believe you’ve had the opportunity to look at the financial press release that we’ve published this morning and also the presentation that we will use to comment on our Q3 revenue publication. Both of them are available for download from our website at www.gemalto.com.
So if you have this presentation in front of you and that you have read the usual disclaimer on slide 2 I suggest that you turn directly to slide number 4 and we’ll start with the third quarter highlights. Our third quarter was again a very good one. We continued to benefit from our strong

Gemalto
Presenters: Olivier Piou, Jacques Tierny
Thu 23 Oct 2008
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momentum and I’m pleased with that and we stay vigilant of course and maintain our efforts but we still have some work to do before we complete the year but as you can see we are in good shape. Gemalto’s total revenue was up by 10% at constant exchange rates which puts us at €418 million for the quarter. Our streaming segments, mobile communication, secure transactions and security together grew by 12% this quarter which is a full 100 basis point improvement over the already nice 11% growth we had for these three segments together in Q2 and up to date for the first nine months this figure is a growth of 13%, so you can see just how robust the fundamentals of our core business engine are. I’m also pleased to highlight the growth of our software and services activities which are up by 60% from last year. You know we had a particular focus on this and I think what’s worth noting is that we have increased our personalisation services in secure transactions by 33% and we’ve expanded our software and services business in mobile communication by more than 100%. So progressively we are building a more balanced portfolio of diverse business segments and also we are complimenting our additional product business with new business models so we definitely continue to move in the right direction. In a moment Jacques will comment on the details of each of our three main business segments but let me just first say that the underlying dynamics are very much aligned with what we have discussed previously and actually I think most of the analysts predicted very correctly our third quarter results. In mobile communication we improved by pushing up the offer mix meaning that we have better products with higher value services while in parallel we are supported by more sensible pricing and we have very competitive entry range offers. With secure transactions what is obvious is that we have completely turned this business around as the engines of this activity lie very much with the worldwide migration to EMV and with advanced contactless products and our focus on personalisation services compliments perfectly our product offer. Finally with security we continue to focus on investing for growth and we are demonstrating that those resources and efforts are generating good results. So we’ll discuss in a moment a small sample of our recent commercial successes to show you how we are developing our digital security solutions but maybe before that let’s look at some of the market developments.

Gemalto
Presenters: Olivier Piou, Jacques Tierny
Thu 23 Oct 2008
Ref #6704829

So if you go to slide 5 as usual you will find here a few comments from our senior management team. You can Philippe Vallée’s comments very much reflect what I just mentioned a moment ago, we capture more value from innovations around the SIM and we benefit from our best in class delivery platform across all product ranges and for all regions of the world. Mix improvements continue to drive the demand for higher value offers and we are clearly focused on that. Maybe also two interesting points to note from Philippe Cambriel’s comments, one is that Gemalto has long been a strategic enabler for our retail banking customers and that closely collaborative role continues even in the new challenges that appear with a change in the financial institutions environment. In fact if you look at how we’ve moved together with our customers on shifting personalisation services towards a more outsourced model you can see the significance of our role in retail banking. We are clearly not part of the problem, we are clearly part of their solutions here. Maybe also the second point I wanted to highlight is that the addition of the MULTOS business has strengthened our offer portfolio especially with respect to high end products and remote management service platforms. We have been able to offer MULTOS previously but now with this acquisition we can integrate the MULTOS technology very firmly in our strategic roadmap and we believe we can develop its full potential. Finally when you look at the quote of Jacques Seneca I guess the only thing I would add is that Gemalto has a very robust position in government programmes with a growth of over 30% since the beginning of the year thanks to the large base of contracts that we have won last year and that we continue to win. We’ve explained before that this business is characterised by long sales and delivery cycles so by layering several deployments we tend to smooth out the different project timelines to produce a more steady revenue, so again overall you can see that the underlying dynamics and prospects of Gemalto are in good shape.
If we move to slide 6 I’ll take here the opportunity to showcase a few examples of our recent successes, these are good expressions of how our service offers are complimenting our product offer and gaining traction. First the mobile TV solutions that we launched in Singapore, it is a breakthrough not just for the advance SIM products but also for the collaborative approach with

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Presenters: Olivier Piou, Jacques Tierny
Thu 23 Oct 2008
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all the key actors in the ecosystem. The audience monitoring platform that we are providing is an essential and integral part of the offer and it demonstrates our ability to deliver value built around the intelligent SIM card located within the wireless remote devices. These type of projects typify the best of Gemalto’s industry position and innovation and leadership to create tangible value which is easily measurable by the other actors. We also had continued success in growing services for our banking customers. I mentioned earlier that we grew personalisation services by 33% this quarter and here you have one example of the type of turnkey solution that we are able to provide to customers like ING to basically jump start and untie EMV migration in an important country which is Poland; and SEPA which is mentioned here stands for Single European Payment Area and it is of course the most advanced payment standard that is currently under deployment and which is driving the EMV upgrades in Europe today.
Finally we announced another milestone success this morning, one that I’m very pleased about, it’s also in personalisation services but it’s for electronic passports. We’ve been selected by the Imprimerie Nationale here in France to personalise the French e-passport of second generation which are called EAC e-passports, EAC stands for Extended Access Control. It means that they incorporate additional security features and also that the passports are able to manage the digital biometric data such as fingerprints or others. For this once the deployment has ramped up we are looking at around 3 million passports per year, so it’s good to be recognised not only all over the planet as we have been but also in our own territory, so our solutions stood out over the competition simply because it was a turnkey approach and also very importantly because we provide the flexibility and the scalability that will enable the Imprimerie Nationale to eventually expand the process to other types of documents and other types of biometrics in the future.
So with that I propose that I now hand it over to Jacques to comment more on the details of our revenue this quarter. Jacques?

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Presenters: Olivier Piou, Jacques Tierny
Thu 23 Oct 2008
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Jacques Tierny: Thank you Olivier, good afternoon ladies and gentlemen. Let us now move to figures. In this presentation absolute figures are expressed at historical exchange rates but variations are presented at constant exchange rates. I will be commenting on the variations at constant rates unless specified otherwise.
If you turn to slide number 8 the respective contribution of our five business segments to our third quarter 2008 revenue is presented on the left hand side of the slide. Revenue in the third quarter was €418 million, up by 10% at constant rates. Mobile Communication reported revenue of €236 million and accounted for 56% of total revenue. Secure Transactions with €113 million represented 27% of revenue; Security revenue at €54 million was 13% of our revenue. Regional contributions to Gemalto’s third quarter revenue are displayed on the map on the right hand side of the slide. EMEEA reported revenue of €231 million, the Americas revenue was €113 million and Asia came at €73 million.
Let us now start the review of the third quarter’s activity, please turn to slide number 9 and I will begin with Mobile Communication. Revenue in this segment was €236 million, up by 6% compared with the previous year at constant rates. SIM cards’ average selling price increased by 5% when compared with the second quarter of 2008 also at constant rates. When compared to the third quarter of 2007 average selling price decreased by 6% reflecting higher shipments to entry rate markets. This effect was partly offset by a positive impact from product mix improvement. Last but not least our software and services activity in Mobile Communication has more than doubled when compared to last year’s figure.
Let us now move to Secure Transactions. Secure Transactions confirmed the very good figures it reported during the prior quarter and posted an increase of 18% in revenue at €113 million. EMV expansion continued to drive the business with various countries moving forward in EMEA and the Americas and demand for contactless cards remained strong. This good performance of our payment activity which grew by 31% combined with important pay TV shipments more than

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Presenters: Olivier Piou, Jacques Tierny
Thu 23 Oct 2008
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compensated for lower transport revenue. Finally personalisation services in value were up 33% from a year ago as Olivier said strongly contributing to the good performance of this segment as well. We now personalise 43% of our cards compared to 34% in the same quarter of last year.
Let us now move to Security. Our Security segment reported revenue of €54 million up by 30% year on year at constant rates. Our investment in this segment continued to deliver growth with both government programmes and identity and access management contributing to this strong performance. Government programmes grew 22% on the back of large scale deliveries in Europe and the Middle East while identity and access management was up by 50% powered by strong deliveries of online banking and enterprise authentication solutions. Our pipeline in government programmes continued to grow with many new references in India, France and several other wins.
So to summarise we are on the right rack to achieve this year a constant rate revenue growth of between 8-12% together with a good level of profitability thanks to price discipline.
This concludes by presentation and I’ll now hand it back over to Olivier.
Olivier Piou: Thank you Jacques. So if we move on now to slide number 11 on the outlook and this time I’ll read it out for those who might not have the document in front of them. Revenue at constant exchange rates for 2008 is anticipated to be within the 8-12% range. Our business has strong fundamentals and prospects, at the same time like everybody short term visibility is limited by the current global environment. We confirmed out 2008 profit outlook of around €160 million in adjusted operating income and our 2009 objective of above 10% adjusted operating margin remains unchanged. So this is unchanged and consistent with our view of our short term and long term prospects. I guess that with these good quarterly numbers you appreciate again that the fundamentals in all our main businesses are strong and on this page we confirm our long term

Gemalto
Presenters: Olivier Piou, Jacques Tierny
Thu 23 Oct 2008
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growth ambition, we confirm our 10% 2009 objective and we confirm our full year 2008 profit guidance.
So Camille, I guess the best now is to move to taking questions. Can you explain to use the procedure please?
Operator: Yes, thank you. Ladies and gentlemen, the question and answer session will be conducted electronically. If you would like to ask a question please press *1. Please ensure that the mute function on your telephone is switched off to allow your signal to reach our equipment. Again please press *1 if you would like to ask a question. We’ll pause for just a moment to allow everyone to signal for questions.
We will now take our first question coming from David Cerdan from Deutsche Bank. Please go ahead.
David Cerdan: Good afternoon gentlemen, David Cerdan, Deutsche Bank. I have several questions, my first question is on the telecoms side. In Q3 the volume growth was only 10%. Do you estimate that you are losing some market share? The second question is regarding the pricing commission, it’s only 6% year on year at constant Forex so it seems to be a very good number. Do you think that this kind of pressure could continue over the next quarter? The third question on telecom is how do you explain that you will be able to double your revenues in services and telecoms and what is the proportion of revenues in services for this division?
Olivier Piou: Thank you David. So as to the question on the volume in Q3 versus Q1 I guess was your question, in fact we are not losing any share, we are simply dealing with the higher comparison basis as last year if you remember we had a pretty unusual seasonal pattern with a very strong second half compared to a relatively slow first half. Now there are plenty of opportunities around and as you’ve seen we have also increased our revenue in services so overall it’s purely a

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Presenters: Olivier Piou, Jacques Tierny
Thu 23 Oct 2008
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question of basis of comparison. On the pricing, the pricing as you know, it’s a composite of the products that we sell, the geographies etc so we ship more to the entry range markets so we have a negative effect but we guess it’s a good effect because it’s exactly against what you were saying about market share. On the other hand we have also good success in upgrading our customers to higher end offers so this is why you have a relatively low price decline year on year and you see the increase sequentially, so far so good. You know there is good interest for our new products and with the Christmas season we see that there is a lot of interest there also so I think the pricing at least in the short term is going to be ok. It’s always good that everybody in the industry makes some money and with a good pricing level this is what has happened for all the actors in our business. You had a third question on services but I did not catch exactly what it was.
David Cerdan: What is the amount of revenues in services first and how do you explain that you were about to double over the year the revenues and I think that from Q2 the growth is roughly 30% if I’m right, so it’s a very strong growth.
Olivier Piou: You know the total amount of service revenue in Gemalto is now well over 100 million at least for the first nine months.
David Cerdan: 100?
Olivier Piou: Absolutely, in total when you take your transaction plus telecom plus security. I don’t have the exact number but it’s clearly above 100 already and developing nicely because we are building on the momentum we have, the platforms that are installed, the fact that we have these remote management capabilities and all this is generating productivity and also new services. It enables us to deploy new services for the major network operators, so you’re correct, compared to a few years ago this has grown tremendous and it continues to have good momentum.

Gemalto
Presenters: Olivier Piou, Jacques Tierny
Thu 23 Oct 2008
Ref #6704829

David Cerdan: And do you think that you will be able to maintain this kind of very rapid growth over the quarter?
Olivier Piou: I have promised only 30% and it’s like everything, I believe that we need to have a long term view. You can have a great quarter, you can have a slower quarter but we have a great quarter. Every great quarter is welcome.
David Cerdan: Could you just split these kind of revenues between long term and short term contracts or recurring contracts and non-recurring contracts?
Olivier Piou: I don’t have this easily but probably a good half are what I guess you would call long term contracts, they are longer than one year. We should take personalisation services in banking, for example they are typically in the long contracts, in the contract that we signed with Imprimerie Nationale this morning is also a good contract, a long contract so we tend to have them longer and longer but I don’t have a good number in terms of proportion to give you. We’ll try to find that for another quarter.
David Cerdan: Just in telecom to finish, is it more driven by short term contracts, one-stop contracts or...?
Olivier Piou: It’s more...we have four or five types of programme, we have the campaigns that we do for the operators that have push campaigns that want to change their brand where there is an M&A. We have the services that we provide when there is a deployment of new applications and the operation of new applications and you will see, I can’t speak yet about it but we have a pipeline of new services that will come out on a revenue sharing mode for the Christmas season. Of course you appreciate that these are services that the operators will have to launch so it’s normal that they keep the right to announce those new services when they will launch that and we have also the software maintenance and the managed service operation of the platforms that

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Presenters: Olivier Piou, Jacques Tierny
Thu 23 Oct 2008
Ref #6704829

we have installed, we have more than 400 of those platforms in operation around the world with major network operators and this is very recurrent revenue of course.
David Cerdan: Last question if I may just on Wavecom. Could you comment on the fact that Wavecom stated that it’s...the unique reason why they do not accept the bid offer, it’s just a question of value. Do you...?
Olivier Piou: I did not intend to speak of Wavecom today because it’s revenue of Gemalto. Because you asked the question I will answer it. We’ve made an attractive offer to the Wavecom shareholders, 72% premium all in cash backed by an industrial plan that creates value both in the short term and in the mid-term for the interested parties so since we’ve made that offer everything has gone down. The financial markets have gone down, Wavecom results have gone down, everything has gone down except our offer which still stands at €7 so when it comes to the price and I look at it I think €7 per share all in cash is more than ever a very good offer. Please take note that the strategic rationale of getting Wavecom and Gemalto together is now understood and appreciated by everybody so it’s a process.
David Cerdan: Ok, thank you very much.
Operator: We have a question coming now from Odon de Laporte from Cheuvreux. Please go ahead.
Odon de Laporte: Hi, good afternoon everyone. First question regarding short term visibility, you used to say that in telecom your visibility is less than one month so has anything changed? That’s my first question. Second question, yesterday I’ve seen an advert on TV with a payment card including two chips. I was wondering if you manufacture these kind of payment cards?

Gemalto
Presenters: Olivier Piou, Jacques Tierny
Thu 23 Oct 2008
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Olivier Piou: No, I’ve never said that we had only one month’s visibility to Oberthur, we have said this. We have a little longer visibility but on the other hand you’re correct that telecom has always been the business where we have the shortest visibility. It’s compensated by the fact that banking has longer visibility and governmental programmes even longer so nothing has changed very much in that sector and as to banking cards with two chips, yes, we do this and actually since quite a while we call this hybrid cards. It’s not the most popular because we typically are able to merge the two pieces of software into one single chip so it’s typically much more cost effective for the issuer, but yes, in some cases we manufacture and sell cards that have two chips, one for the contactless part usually and one for the compact part when it’s too complicated to make the two together and it doesn’t warrant the investment.
Odon de Laporte: Thank you. In the telecom segment this month do you believe you are still in a growing mode or do you have the impression that operators are reluctant to order any new products?
Olivier Piou: We don’t see operators that are reluctant. They are all preparing for their Christmas campaigns and so in that course we are doing very well. What certainly everybody is talking about is what will be the success of the Christmas campaigns. As you know we typically sell in November and December the reorders for the successful marketing campaign of the operator so when it comes to doing the campaigns I don’t think there is any doubt and they are all eager to steal the market share of their competitors but everybody is discussing who will be in the shops and I don’t have a better crystal ball than [Carrefour] or anybody else on this one. So we have a very good mix in terms of products for these Christmas campaigns. Everybody in the operators is recognising that it’s good value to put more content and more software and more services inside the SIM card. Now what will be the success of the retail market under the Christmas tree, you probably know this as well as me, nobody really knows at present.
Odon de Laporte: Ok, thank you very much, fair enough.

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Presenters: Olivier Piou, Jacques Tierny
Thu 23 Oct 2008
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Operator: We have a question coming from Emmanuel Matot from Oddo. Please go ahead.
Emmanuel Matot: Yes, good afternoon, Emmanuel Matot speaking from Oddo. Have you observed first some inhibitions in your business during the past weeks due to the poor world economic environment? That’s my first question, you’ve just answered for operators but what about the other activities? My second question is on the point of sales terminal business. We don’t see any sequential increase in Q3 and it seems that the 7-8 million of sales you registered last quarter, it’s becoming normative. Could you confirm that you are still loss making at this level and if you plan to come back quickly to break even? Maybe to conclude you are now close to 2009, the final year of the Gemplus-Axalto roadmap you presented to us a few years ago. When do you think you will give us another few years’ roadmap? Is that something you plan to do? Could it include significant external growth? Thank you.
Olivier Piou: These are three questions that are each worth a long debate. Inhibitions, I answered on telecom. On banking I don’t know remember if it’s you Emmanuel or one of your colleagues that asked the question at the second quarter revenue and we were all fearing and being vigilant about the financial institutions. What has happened and you’ve seen it in our numbers with the +18% is that in fact it has created opportunities. The bankers have never seen so many new account creations in such a short term as people tend to spread their assets between different banks so they see a lot of people coming to open new accounts, new bank accounts. They have never seen so many in such a short time. Of course they have no acquisition costs to get those people and I can tell you all the bankers I discuss with, they will not let those customers go. They all have precious cash that they have brought in their institutions so they are willing to give them very good credit cards and all sorts of goodies that are of course useful for our business. So yes, we see issues and opportunities but so far you see that Gemalto is doing very well and curiously where we look at issues we also find some opportunities. In government I don’t see any change,

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Presenters: Olivier Piou, Jacques Tierny
Thu 23 Oct 2008
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I don’t see government going back to paper passports so I think this is certainly an irreversible trend.
Emmanuel Matot: Any delays maybe?
Olivier Piou: I don’t see any at present. So far you’ve seen France which was necessarily very active going to the next generation and if there is some delays it may be that people travel less and they need less passports, something like that but of course we are very paranoid and vigilant about the activity but so far you see that we have done +30% in security again this quarter, so I think we proved that we are very resilient. In our business we are not really dependent on the consumption. What we need is that there is a credit card, we don’t really care if you spend a lot with it or not. Passports, they get renewed anyway so you go on a trip and then you need it because they expire so we are very far from the point of saturation with electronic passports. It’s why we are confident and we keep our forecasts. About POS I think yes, it’s disappointing. We have focused POS at being in the black for this semester so you’re absolutely correct that today we don’t focus on getting revenue at any cost and it will not help our top line but we don’t want to be loss making in the second semester so we’ll see where we stand but so far we are near the break even line. We’ve reduced our costs a lot and we’ve reallocated people to different things and it’s of course clear that we are very disciplined as usual at making money. We don’t want to stay in a mode where we would sell a lot and not make money so the main priority is to be back in the black even if it costs us 10 or 20 million at the top line. Your third question was about the three year roadmap. I think I have been clear before, we will present it to our board in the first half of 2009. We’ve accelerated it because originally our plan was to do it at the end of 2009. Now I want to spend the necessary time on it simply because it will engage the company and it’s 10,000 employees for 3-5 years so it’s something we have to do well. It’s mostly focused on organic growth, we have plenty of organic growth opportunities whether they are in services in banking, whether they are for contactless as you described, whether they are for NFC in the telecoms, whether they are software and services for telecom so we have trusted third parties, we

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Presenters: Olivier Piou, Jacques Tierny
Thu 23 Oct 2008
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have plenty of opportunities that we are qualifying and where we want to see if we can make a good profit, if we can be the leaders and develop a good plan on how to get there. We may do some external growth to compliment our organic growth but the main focus is to develop our own business with our own resources.
Emmanuel Matot: Thank you very much for your answers.
Olivier Piou: You’re welcome.
Operator: We have our next question coming from Susan Anthony from Mirabaud Securities. Please go ahead.
Susan Anthony: Yes, good afternoon, a few questions from me. Can I just go back to the comment that you made about short term reduced visibility, I’m not sure you actually put it like that but should we understand by the fact that you included that comment that you’re just saying it because obviously you have to acknowledge that the world is going through a very difficult time or should we understand it that you are actually...I know you’ve gone through the various businesses but should we understand that you haven’t seen anything that’s changed but you’re just warning that you might do?
Olivier Piou: To the first point which is that we are part of the world and the world is changing around us and we have to acknowledge that the world is changing around us, now I’ve gone with you through all of the various segments and I think like any manager we are very paranoid, very vigilant but the more we dig the more we also find opportunities so simply we are working on it a lot.

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Thu 23 Oct 2008
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Susan Anthony: Ok, that’s a rare thing to hear. Obviously the dollar has been rather strong recently. If that continues should we just assume that that’s unalloyed good news for you or does that have any implications for your sourcing given that you’d tried to buy more stuff in dollars?
Olivier Piou: If it’s on the long run of course it will help us. If it’s oscillating we try to neutralise it but if it’s on the long run it’s certainly a positive.
Susan Anthony: So you don’t see any negatives there for you? No need to change your chip suppliers or anything like that or not significantly anyway?
Olivier Piou: We’ve shown that we could reallocate and you know we have more than 10 sources of chips so we can change from one to another, but structurally we are exporters so if the dollar strengthens it’s better for us, that’s sure.
Susan Anthony: I know that you don’t particularly want to talk about Wavecom and you’ve mentioned that you could do some small sort of add-on acquisitions but if the Wavecom deal didn’t succeed would you look for another way into the M2M market or should we expect you then to be just abandoning that and looking elsewhere?
Olivier Piou: We could do it very well by ourselves. We’ve been growing faster than the market in M2M in the past year, it’s a market which is growing nicely, we grow even faster than that market and if the Wavecom deal doesn’t go through we will revisit our options but I think so far we could do it very well ourselves. It’s not a must-have and there is a good strategic rationale that people understand why we would want to have this bolt-on, relatively small acquisition to get faster but if it can’t be done we’ll compete.
Susan Anthony: Finally over the past few quarters you’ve said that the dollar was your major concern, that looks as if it may be easing a bit. Is it just in the case the world’s problems spill

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over onto your business or is there something else that you’re more concerned about as a risk to getting to where you want to be?
Olivier Piou: I think the valuation of the company is very low with all the cash that we generate so it’s clearly something which is something in my mind and I think it’s also...what I am vigilant is to make sure that we keep sufficient flexibility and that we don’t get complacent. When we do the type of performance that Gemalto is doing this year with all the success we have we are so far the best stock on the SBF 120 and all this. I don’t want us to become complacent and think that it’s finished, we have plenty to do and we have our future in hand but let’s make sure that we continue and that’s my biggest worry to be honest.
Susan Anthony: Should we be expecting you to be doing any hiring or recruiting or are you able to fulfil the growth that you’ve got with the people that you’ve currently got?
Olivier Piou: I have the good fortune to have the best people of the industry by the merger of Axalto and Gemplus so there is no need to make very large recruiting. Of course we recruit a little in the software and services because you cannot manage the growth that we had, 100% in telecom without having some more bodies to do that job and it’s certainly something which is under control and well managed but if you look at our cost base, the OpEx and so on it has been very stable and it has not increased. At present when we speak operations in the gross margin it’s always temps. We have a large percentage of temps at present.
Susan Anthony: Ok. Thank you very much and good luck for the rest of the year.
Olivier Piou: Thank you Susan.
Operator: Our next question is coming from Alex Becks from Gryphon International. Please go ahead.

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Alex Becks: I was just curious about your exchange rate assumption and your 160 million operating profit target for 2008 and also your 2009 euro-dollar assumption along with do you engage in any hedging transactions that might mitigate the benefit of the current exchange rate environment?
Olivier Piou: You know the year is almost done and we’ve published in Q3 our euro-dollar was 1.54, it was about the same for the first half and the variation of Q4 will not affect it a lot so it will not change dramatically the 160 and this is why I’m saying around 160, it may move by a few million depending on the exchange rate but it will not move dramatically. For 2009 we are covered for 2/3 of our US dollar exposure, at least the one that we compute at present at 1.35 at the exchange rate so on pretty favourable terms that we’ve managed to secure a few weeks ago.
Alex Becks: Thank you.
Olivier Piou: You’re welcome. At 1.35 I think we’re in good shape compared to the 1.50 or 1.55 that will be the average for 2008.
Operator: We have our next question coming from Gareth Jenkins from UBS. Please go ahead.
Gareth Jenkins: Thank you, some of my questions have been answered already but I just wondered if you could talk about Asia? It looked like in the September quarter it weakened again from Q2 and Q1 and I just wonder whether that’s something we should expect to carry on and conversely Europe was very strong and I just wondered whether you could talk about some of the relative contract wins in those two regions? Thank you.
Olivier Piou: What happened in Asia this semester is simply that there was a very unexpected decision by the richest of the telcos which is NTT DOCOMO, DOCOMO decided to stop subsiding the handsets in Japan which of course created a big difficulty for the Japanese handset

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customers, handset producers. Now Softbank which is the competitor of DOCOMO is seeing a good opportunity to gain share and they’ve placed a lot of orders to us but we are not able to deliver all of this before the end of the quarter, so it’s the only reason why there is a dip. If you look at Europe as I said operators in Europe have adopted a very good mix for their Christmas campaign seasons so we have been in good mode here and if they are successful in their Christmas campaigns we will do very well.
Gareth Jenkins: Can I just have a quick follow-up as well Olivier? Just on inventories are you seeing anything unusual in terms of inventory build or is it kind of normal seasonality for this time of year?
Olivier Piou: No, I can tell you everybody has looked at their inventories during the summer in order to try to conserve cash so I think inventories are certainly not at very high levels. That’s why we also prepare for spot orders, now, they may or may not come but we already will see what we can deliver.
Operator: We have a question come from Yves Dujardin from Nobel. Please go ahead.
Yves Dujardin: Yes, good afternoon, I have two questions. What has been the impact of the MULTOS consolidation in Q3 sales growth? If I understood it was consolidated in the secure transaction level. The second question, you said that you had a good mix product in telecom in Q3 but could you put a bit of colour on that? Could we have an idea of the kind of SIM card that the current operators want absolutely at present because you told us there were some new products such as NFC and TV mobile but these two new products are just in their infancy so they should not have any impact in your sales yet.
Olivier Piou: So MULTOS revenue is €1.5 million in the semester and yes, it’s a secure transaction so not very material yet but it was I think consolidated only for one month or six weeks now. Now in

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terms of the mix we have designed a new set of products...first you’re correct, NFC and mobile TV are good flagship products but when you made the sum of the revenues that they do it’s certainly not extremely large inside our numbers yet. You know there was a lot of debate a few years ago around multimedia cards and multimedia cards at that time did not take up that much because they needed new standards and new handsets, so what we’ve done is that we’ve launched a new technology which is essentially doing these capabilities with the conventional SIM cards and as you know the SIM cards of today, the modern SIM cards, they are pretty capable. It’s like a Pentium of four or five years ago, it has quite some computing capability so we’ve put that software on top of a traditional SIM card and these are very good to load and manage the advanced services that the operators are launching or plan to launch for Christmas campaigns. So this is why we have a very good mix that we have taken that software and we’ve pushed that software on a simply high end conventional SIM card without waiting for a new handset to come.
Yves Dujardin: Ok, thank you.
Operator: We have a question from Stephane Houri from Natixis. Please go ahead.
Stephane Houri: Yes, good afternoon, actually I’ve got two questions. The first one is on the seasonality because you’ve already said before that this year’s seasonality is not traditional with the strong start of the year but last year we had a sequential increase of almost 17% in sales in the Mobile Comm division. Should we count on that kind of seasonality this year even though you’ve said that no-one can predict what will be the Christmas season? That’s my first question. The second question is simply to know how many shares you bought back this quarter? Thank you.
Olivier Piou: Clearly you should not expect a seasonality pattern and I think you guys have been pretty good at predicting Q3 and I think you are pretty good in your numbers from what I have gathered

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from Vincent this morning with the revenue between...if you put into consideration POS which is going to do about 35 million for the year you’ll land up with revenue between 1,680 and 1,700, something like that depending on the exchange rate, maybe a little higher but that range. So I think you guys are very closely packed and very accurate so congratulations. Don’t expect 17% coming up. In terms of shares bought back I don’t think we’ve disclosed that number and I don’t have it handy but it’s posted every week on the AMF so what I’ll do is I’ll ask Vincent to come back to you because I don’t have this number handy.
Stephane Houri: Ok. Just to be clear on the number you just gave, you just said 1,680 to 1,700 right, for the sales for the full year?
Olivier Piou: Yes, something like that.
Stephane Houri: Ok, that’s clear. Thank you very much.
Olivier Piou: You’re welcome. I think your consensus is at 1,700 but POS will be a little lower than you all expect.
Stephane Houri: Ok.
Operator: We have one question coming from David Vejea from Hawkstone Capital. Please go ahead sir.
Christophe: Hi, good afternoon, it’s Christophe actually. Regarding the ASP and the sequential increase, is it coming more from a product mix improvement, regional mix improvement, higher proportion of software being sold this quarter and do you think that’s sustainable if that’s the case? Also if you could comment on the pricing environment going forward and whether the fact that Oberthur has gone private basically will change that for the better or worse?

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Olivier Piou: So it’s product mix which is increasing, region is a negative as we said. We continue to grow in Asia and the volumes are higher than last year so when you look at the comparison it’s a negative effect so we are able to offset it by the product mix effect. We don’t count the software in the average sales price computation. The average sales price computation is only the revenue from cards divided by the number of cards, there is no software, no service in it so it’s purely a very good product mix which we continue to drive. Now is it sustainable? Certainly we push it and it’s very rare that the customer would go back so I think we show the way. We continue to have a strong price discipline so you take all these pieces one by one, good product mix, good price discipline, not taking business at any cost and the fact that the industry is making now money and I think it has learned from its lessons of a few years ago that it was not a good idea to stupid price moves so I think all in all the industry is more stable I would say. Now the fact that Oberthur is going provide I think is relatively good news. Of course we will have less information about what they do but on the other hand when it’s a family business people tend to be more cautious and also they will have to borrow a lot of money in order to do that offer to withdraw the shares from the stock market so they will have to reimburse that money so I think everybody will be conscious about profit and cost and price. I see it as a favourable view.
Christophe: Last quarter we talked churn, that in an harsher economic environment in many countries it encourages churn and that’s good for your business. Have you seen that this past quarter? Is it possible to quantify it in your volumes or is it hard to tell?
Olivier Piou: Most of our volumes are churn. The new subscriber additions, if I take the 2007 numbers I think there were 2.6 billion SIM cards sold and only 600 million went to new subscribers so there were 2 billion that went to the churn and the competition between operators. So the vast majority of our business just like for our competitors is going to churn and the competition between operators. I don’t see this competition slowing down. Sometimes there are some bold moves like the one that I described by DOCOMO but immediately you see the competitors of DOCOMO

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jumping on the opportunity and I don’t think it will stop. You could imagine that the world freezes but I don’t see it slowing down at all.
Christophe: Thank you.
Olivier Piou: Sure.
Operator: As we have now no further questions I would like to turn the call back over to Mr. Olivier Piou. Please go ahead.
Olivier Piou: Ok, so once again thank you for calling in and for your interest in Gemalto. Like I said at the beginning 2008 is in good shape and if we continue along that path which I’m sure we’ll do 2008 will be a year of really many major achievements for Gemalto. We’ve started with an excellent momentum, we’ve turned around secure transactions. We are on track for a very substantial profit expansion and we simply repeat what I said last time which is that I feel that we are on a very good track and I have a very positive feeling about Gemalto and about the future of our business.
Our next scheduled publication will be the full year revenue and that will be on 29th January 2009 and for those of you who are in Paris in the first week of November you are most welcome to come and visit up at the Card Trade Show at the Villepinte Expo Centre where we will be showing some of our innovations.
For now again I appreciate you joining in. Thank you and goodbye.
Operator: That will conclude today’s conference call ladies and gentlemen, you may now disconnect your lines.